Exhibit 15.1

Jeffrey S. Marks, Esq.

9 Chatelaine

Newport Coast, California 92657

(949) 887-8877

June 27, 2016

Via Edgar and E-mail

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549-7410

Attn: Jennifer Gowetski

Re:	TRP Fund VII LLC Draft Offering Statement on Form 1-A Submitted April 15, 2016 CIK No. 0001671793

Dear Ms. Gowetski:

This letter is submitted on behalf of our client TRP Fund VII LLC (the “Company”), regarding the Company’s offering statement on Form 1-A, filed April 15, 2016.  The following are the Company’s responses to the comments of the staff (the “Staff”) of the U.S. Securities and Exchange Commission (the “Commission”), specified in the Commission’s letter dated May 13, 2016; referencing where appropriate, the revisions made in Amendment No. 1 to the Form 1-A which was filed on or about the date of this letter. For your convenience, we have included each of your comments before each of the Company’s responses, and they correspond to the headings and order of the paragraphs in your letter.  References in this letter to “we,” “our” or “us” mean the Company as the context may require.

General

1.	Comment: We note that you are a limited liability company that intends to invest in residential and commercial properties and that you have not as yet identified any properties to acquire with the net proceeds of this offering. As a result, your offering appears to constitute a “blind-pool” offering. Accordingly, as applicable, please provide the disclosure required by Industry Guide 5 or tell us why such disclosure should not be provided in this document. Please refer to Release No. 33-6900 (June 17, 1991), Securities Act Forms Compliance and Disclosure Interpretation 128.06 and Item 7(c) of Part II of Form 1-A. For example purposes only, please provide cover page summary risk factors and prior performance disclosure.

Response: The Company believes that a substantial amount of the disclosure required by Guide 5 is already set forth in the Offering Statement, as further described below. Nevertheless, the Company has endeavored to provide the disclosure prescribed by Guide 5 to the extent that the Company believes that such disclosure is applicable and appropriate and would be helpful to potential investors. In particular, the Company notes the following with respect to the items outlined in Guide 5, that the Company believes are addressed or are not applicable to the Company or the offering.

·	Item 1. The Company has revised the cover page of the Offering Statement in response to the Staff’s comment and in accordance with the relevant information called for by Item 1 of Guide 5.
·	Item 2. The Offering Statement includes statements regarding investor suitability standards.

·	Item 3. The Company believes that it has fully described its structure and how it intends to use the proceeds of the offering in the “Offering Summary,” “Use of Proceeds,” and “Business” sections of the Offering Statement.

·	Item 4. The information required by Item 4 that is applicable to the Company is fully disclosed in the “Management Compensation” Section of the Offering Statement.

·	Item 5. The Company believes that its disclosure, as amended, regarding “conflicts of interest” provides the relevant information required under Item 5.

·	Item 6. The Company believes that this item, discussing fiduciary obligations of the Managing Member has been adequately addressed in the Offering Statement in “Risk Factors” and “Securities Being Offered”.

·	Item 7. The Company believes that its disclosure in the section of the Offering Statement entitled “Risk Factors” provides the relevant information called for by Item 7.

·	Item 8. The Company believes that the extensive disclosure required by Item 8 is not relevant, and would be confusing to investors, as it relates to activities in completely different markets.

·	Item 9. The Company believes that its disclosure in the section of the Offering Statement entitled “Management” provides the relevant information called for by Item 9.

·	Item 10. The Company believes that its disclosure in the section of the Offering Statement entitled “Investment Policies and Policies with Respect to Certain Activities” provides the relevant information called for by Item 10.

·	Item 11. The Company believes that its added disclosure in the section of the Offering Statement entitled “Business” provides the relevant information called for by Item 11.

·	Item 12. The Company believes that its disclosure in the section of the Offering Statement entitled “Material Federal Income Tax Considerations” provides the relevant information called for by Item 12.

·	Item 13. The Company believes that its disclosure throughout the Offering Statement is either non-technical in nature or is not susceptible to varying methods of computation and, therefore, that the requirement of Item 13 is not applicable.

·	Item 14. The Company believes the descriptions of the material provisions of the Company’s Operating Agreement in the section of the Offering Statement entitled “Securities Being Offered” provide the relevant information called for by Item 14.

·	Item 15. The Company believes that its disclosure in the “Securities Being Offered” section of the Offering Statement provides the relevant information called for by Item 15.

·	Item 16. The Company believes that its disclosure in the Offering Statement provides the relevant information called for by Item 16.

·	Item 17. The Company has no redemption or repurchase rights and the same is stated in the “Securities Being Offered” section of the Offering Statement.

·	Item 18. The Company believes that a disclosure under Item 18 is inapplicable. The Company currently has no intention to engage in any of the activities proscribed under Item 18.

·	Item 19. Any sales material used has been filed as Exhibit 13.1 to the Offering Statement.

·	Item 20. The Company believes that the Offering Statement provides the relevant information required.

2.           Comment: We note the references to TRP Fund VII LLC on the website of TwinRock Partners, which wholly owns and controls the managing member of TRP Fund VII LLC. See http://www.twinrockpartners.com/global-real-estate. Please provide your analysis as to how these communications comply with Regulation A and Section 5 under the Securities Act.

Response: The appropriate legends were inadvertently omitted from the Company’s website. We have revised both the text on the website and on the documents linked to the website to conform with the provisions of Rule 255.

3.           Comment: We note that you are offering 8% Preferred Membership Interests. We further note that preferred returns will not commence accruing on the subscription amounts until such time as the applicable funds are transferred to your operating account and the managing member need not transfer funds on a pro rata or first in basis. In addition, you state that the managing member shall, in its discretion, determine the timing and amount of distributions. Please provide an analysis detailing how you determined it was appropriate to describe the securities as 8% Preferred Membership Interests. As part of your analysis and without limitation, please include how you considered that you are a blind pool and the managing member’s ability to determine the timing of distributions, the amount of distributions and when funds are transferred to your operating account. We may have further comment.

Response: Taking into account the Staff’s comments, we have changed the name of the securities to “Preferred Membership Interests.”

Cover Page

4.            Comment: Please revise to include the approximate date of commencement. Please refer to Item 1(i) of Form 1-A.

Response: The Company has revised the cover page of the prospectus in response to the Staff’s comment.

Risk Factors

5.           Comment: Please revise to add risk factor disclosure, if true, that you may change your investment guidelines without shareholder notice, and that you may pay distributions from any source, including use of proceeds and borrowings, and that this could result in further dilution to shareholders. Please also revise to add a risk factor to disclose your net losses to date.

Response: The Company has added the following risk factor in response to the Staff’s comments: “We have had no revenue to date and have incurred only losses since inception”. The Company’s payment of distributions would not result in any dilution. Therefore, the Company has not disclosed the same of the Offering Statement. We have also added a risk factor disclosing our net losses to date.

The interests of our Managing Member, its principals and its other affiliates may conflict with your interests, page 8

6.           Comment: Please expand your disclosure in this risk factor to provide more details regarding the conflicts of interest that you, you Managing Member and your Managing Member’s affiliates will face.

Response: The Company has expanded the disclosure in the risk factors to provide more details regarding the conflicts of interest.

Use of Proceeds, page 10

7.           Comment: We note that you will reimburse your manager for expenses incurred in connection with your organization and offering. Please revise to disclose the amount of reimbursable costs incurred to date.

Response: The Company has revised “Use of Proceeds” to include the expenses the Managing Member has incurred to date in connection with the Company’s organization and offering.

Business, page 11

8.           Comment: We note the references to TRP Fund VII LLC on the website of TwinRock Partners that indicates that TRP Fund VII LLC will invest in distressed real estate. We further note your disclosure on page 12 that your investment strategy is to take advantage of the recent downturn in oil prices, the weak Canadian dollar and to capitalize on what we believe are currently under-valued and distressed areas in Alberta, Canada. Please revise throughout your offering statement to clarify and highlight that you intend to invest in distressed real estate, including applicable risk factor disclosure, or advise.

Response: The Company intends to invest in real estate in distressed areas, however, may not invest in distressed real estate. Nevertheless, the Company has revised the offering statement to clarify and highlight that the Company may invest in distressed real estate, and has added an applicable risk factor disclosure.

Management’s Discussion and Analysis of Financial Condition and Results of Operations, page 16

9.           Comment: We note your disclosure on page 16 that offering proceeds will be applied to investment in properties and the payment or reimbursement of selling commissions and other fees, expenses and uses. We note that this appears to contradict your disclosure on page 19 that neither your Managing Member nor its affiliates will receive any selling commissions or fees in connection with the offer and sale of your membership units. Please revise throughout to clarify.

Response: The sales commissions and fees refers to real estate broker fees and commissions required to be paid in connection with the acquisition of properties. We have revised the Management’s Discussion and Analysis of Financial Condition and Results of Operations to clarify the same.

Management Compensation, page 19

10.           Comment: Please revise to estimate front-end fees, such as acquisition fees, to be paid during the first fiscal year of operations or advise.

Response: It is very difficult to estimate front-end fees, such as acquisition fees, to be paid during the first fiscal year of operations. The Company, however, has made such estimates.

Interest of Management and Others in Certain Transactions, page 22

11.           Comment: The waiver contained in the first paragraph of this section appears to conflict with Section 14 of the Securities Act of 1933. Please revise accordingly or advise.

Response: The Company has removed the waiver language as requested by the Staff.

Plan of Distribution, page 27

12.           Comment: Please revise to identify all officers and directors who will be participating in the offering by the company and state the exemption from registration as a broker-dealer upon which they plan to rely.

Response: The Company has revised the Offering Statement to include the requested language.

The changes reflected in Amendment No. 1 have been made in response to the Staff’s comments and for the purpose of updating and revising certain other information. I hope this response letter and the amendments to the above referenced filing adequately address the issues raised in your comment letter dated May 13, 2015.

If you should require any additional information or clarification, please do not hesitate to contact me at 949-887-8877.

Very truly yours,

Jeffrey S. Marks

Jeffrey S. Marks, Esq.

9 Chatelaine

Newport Coast, California 92657

(949) 887-8877

September 28, 2016

Via Edgar and E-mail

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549-7410

Attn: Jennifer Gowetski

Re:	TRP Fund VII LLC Draft Offering Statement on Form 1-A Submitted April 15, 2016 CIK No. 0001671793

Dear Ms. Gowetski:

This letter is submitted on behalf of our client TRP Fund VII LLC (the “Company”), regarding the Company’s offering statement on Form 1-A, filed April 15, 2016, as amended by Amendment No. 1, filed on June 17, 2016.  The following are the Company’s responses to the comments of the staff (the “Staff”) of the U.S. Securities and Exchange Commission (the “Commission”), specified in the Commission’s letter dated July 21, 2016; referencing where appropriate, the revisions made in Amendment No. 2 to the Form 1-A which was filed on or about the date of this letter. For your convenience, we have included each of your comments before each of the Company’s responses, and they correspond to the headings and order of the paragraphs in your letter.  References in this letter to “we,” “our” or “us” mean the Company as the context may require.

General

1.	Comment: We note your response to comment 1 of our letter dated May 13, 2016. According to TwinRock Partners’ website, TwinRock Partners, which wholly owns and controls the managing member of TRP Fund VII LLC, appears to have a number of recent real estate offerings that have closed. We further note your disclosure on page 17 that your investment strategy, combined with the experience and expertise of your Managing Member’s principals, will provide you with opportunities in order to seek the best risk-return for your members. Please revise to provide the prior performance disclosure required by Industry Guide 5 or provide detailed reasoning as to why such disclosure should not be provided in this document. Please refer to Release No. 33-6900 (June 17, 1991), Securities Act Forms Compliance and Disclosure Interpretation 128.06 and Item 7(c) of Part II of Form 1-A.

Response: The Company has revised the Offering Statement to include the disclosure requested by the Staff.

2.           Comment: We note your response to comment 2 of our letter dated May 13, 2016 and continue to note the references on your website to current offerings, including this offering. In addition, we were unable to locate the legends on your website. Please revise your website or advise how the information on your website relating to this offering complies with Rule 255.

Response: The appropriate language is included at the top of the Fund VII Investment Information page, after the potential investor clicks the “Learn More” button on the website.

3.           Comment: We note your response to comment 3 of our letter dated May 13, 2016 that you have revised the name of your securities. We continue to note the disclosure on pages 3 and 28 describing the 8% preferred return. We further note that preferred returns will not commence accruing on the subscription amounts until such time as the applicable funds are transferred to your operating account and the managing member need not transfer funds on a pro rata or first in basis. In addition, you state that the managing member shall, in its discretion, determine the timing and amount of distributions. Please revise your disclosure in accordance with our initial comment 3 or provide an analysis detailing how you determined it was appropriate to describe the 8% preferred return. As part of your analysis and without limitation, please include how you considered that you are a blind pool and the managing member’s ability to determine the timing of distributions, the amount of distributions and when funds are transferred to your operating account.

Response: Taking into account the Staff’s comments, we had changed the name of the securities to “Preferred Membership Interests.” To clarify, the preferred return is a guaranteed rate of return that is paid to the investors in preference to other distributions, at such time as cash, at the discretion of the Managing Member, becomes available for distribution. This is a typical structure in a real estate investment transaction. In other words, the first money available for distribution is paid to the investors until they have received a preferred return of 8% on their investment into the Company.

Risk Factors, page 4

4.           Comment: We note your response to comment 5 of our letter dated May 13, 2016 and we reissue our prior comment in part. Please revise to add risk factor disclosure, if true, that you may pay distributions from any source, including use of proceeds and borrowings, and that this could result in further dilution to shareholders. If not true, please explain in your response.

Response: The Company has added the following risk factor in response to the Staff’s comments: “We may pay distributions from any source”. The payment of distributions would not be dilutive to the investors because distributions would only be paid in cash, and not in company securities.

Tax Discussion, page 32

5.           Comment: We note your revised tax disclosure states that investors should not rely upon the disclosure. Please revise to omit such references or tell us why you believe that it is appropriate.

Response: The Company has made the change requested by the Staff.

The changes reflected in Amendment No. 2 have been made in response to the Staff’s comments and for the purpose of updating and revising certain other information. I hope this response letter and the amendments to the above referenced filing adequately address the issues raised in your comment letter dated July 21, 2016.

If you should require any additional information or clarification, please do not hesitate to contact me at 949-887-8877.

Very truly yours,

Jeffrey S. Marks

Jeffrey S. Marks, Esq.

9 Chatelaine

Newport Coast, California 92657

(949) 887-8877

October 26, 2016

Via Edgar

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549-7410

Attn: Robert F. Telewicz

Re:	TRP Fund VII LLC Draft Offering Statement on Form 1-A Submitted April 15, 2016 CIK No. 0001671793

Dear Mr. Telewicz:

This letter is submitted on behalf of our client TRP Fund VII-A LLC (the “Company”), regarding the Company’s offering statement on Form 1-A, filed April 15, 2016, as amended by Amendment No. 1, filed on June 17, 2016, and Amendment No. 2 filed on September 18, 2016.  The following are the Company’s responses to the comments of the staff (the “Staff”) of the U.S. Securities and Exchange Commission (the “Commission”), specified in the Commission’s letter dated October 21, 2016; referencing where appropriate, the revisions made in Amendment No. 3 to the Form 1-A which was filed on or about the date of this letter. For your convenience, we have included each of your comments before each of the Company’s responses, and they correspond to the headings and order of the paragraphs in your letter.  References in this letter to “we,” “our” or “us” mean the Company as the context may require.

Please note that we have changed the name of the Company to “Rock Fund VII-A LLC”.

General

1.	Comment: We note your response to comment 2 of our letter dated May 13, 2016 and comment 2 of our letter dated July 21, 2016 and continue to note the references on your website to current offerings, including this offering. In addition, we continue to be unable to locate the legends on your website. Please revise your website or advise how the information on your website relating to this offering complies with Rule 255.

Response: The appropriate legends are included at the bottom of the home page. They are also included on the Fund VII Investment Information page, after the potential investor clicks the “Learn More” button on the website and completes the registration.

2.           Comment: We note your response to comment 3 of our letter dated July 21, 2016. We continue to note your disclosure on pages 3 and 28 describing your 8% preferred return. The current disclosure may suggest to a reader that investors will receive at least an 8% return on the investment, and the interests do not appear to have any preference other than over distributions to the Managing Member. The description should state that the Managing Member’s Distributions are not paid until investors receive invested capital plus 8%.

Response: We have added disclosure that the Managing Member shall not receive any distributions until the Members, in the case of cash flow from operations, receives a return of the preferred return that has accrued on their contributed capital, and, in the case of cash flow from the sale of properties, until the Members have received a return of the preferred return that has accrued on their contributed capital, plus all of their contributed capital.

Risk Factors

3.           Comment: We note your response to comment 5 of our letter dated May 13, 2016 and comment 4 of our letter dated July 21, 2016. As we are unable to locate revised disclosure in response to our prior comments, we reissue our prior comments in part. Please revise to add risk factor disclosure, if true, that you may pay distributions from any source, including use of proceeds and borrowings, and that this could result in further dilution to shareholders. If not true, please explain in your response.

Response: The Company has added the following risk factor in response to the Staff’s comments: “We may pay distributions from any source”. The payment of distributions would not be dilutive to the investors because distributions would only be paid in cash, and not in company securities.

4.           Comment: We note that you do not appear to have revised your disclosure in response to comment 5 of our letter dated July 21, 2016. We therefore reissue our prior comment. We note your tax disclosure states that investors should not rely upon the disclosure. Please revise to omit such references or tell us why you believe that it is appropriate.

Response: We have revised our disclosure in accordance with the Staff’s comments.

Appendix A

Prior Performance Tables

5.           Comment: Please revise your narrative introduction to cross-reference the narrative summary in the text. In addition, please provide us with a detailed explanation of why you have not provided the disclosures required by Table IV - Results of Completed Programs and Table V – Sales or Disposals of Properties, of Industry Guide 5. Please refer to Industry Guide 5 and CF Disclosure Guidance: Topic No. 6. We may have further comment.

Response: We have added a cross-reference in the narrative summary in the text. We have not provided Table IV or Table V because we have not completed or liquidated any programs. We have noted this in the Prior Performance Summary narrative.

6.           Comment: Please revise your prior performance tables to remove the column entitled “Total for All Prior Programs” or advise. In addition, with respect to Table III, please revise to provide the financial information for each program separately for each year.

Response: We have revised Table III to remove the column entitled “Total for All Prior Programs”, and to include information for each program separately for each year.

The changes reflected in Amendment No. 3 have been made in response to the Staff’s comments and for the purpose of updating and revising certain other information. I hope this response letter and the amendments to the above referenced filing adequately address the issues raised in your comment letter dated October 21, 2016.

If you should require any additional information or clarification, please do not hesitate to contact me at 949-887-8877.

Very truly yours,

Jeffrey S. Marks

Jeffrey S. Marks, Esq.

9 Chatelaine

Newport Coast, California 92657

(949) 887-8877

November 15, 2016

Via Edgar

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549-7410

Attn: Jennifer Gowetski

Re:	TRP Fund VII LLC Draft Offering Statement on Form 1-A Submitted April 15, 2016 CIK No. 0001671793

Dear Ms. Gowetski:

This letter is submitted on behalf of our client Rock Fund VII-A LLC (the “Company”), regarding the Company’s offering statement on Form 1-A, filed April 15, 2016, as amended by Amendment No. 1, filed on June 17, 2016, Amendment No. 2 filed on September 18, 2016, and Amendment No 3 filed on October 26, 2016.  The following are the Company’s responses to the comments of the staff (the “Staff”) of the U.S. Securities and Exchange Commission (the “Commission”), specified in the Commission’s letter dated November 10, 2016; referencing where appropriate, the revisions made in Amendment No. 4 to the Form 1-A which was filed on or about the date of this letter. For your convenience, we have included each of your comments before each of the Company’s responses, and they correspond to the headings and order of the paragraphs in your letter.  References in this letter to “we,” “our” or “us” mean the Company as the context may require.

Risk Factors, Page 4

1.           Comment: We note your revised disclosure in response to our prior comment 3. We further note your response that the payment of distributions would not be dilutive to the investors because distributions would only be paid in cash, and not in company securities. To the extent your distributions are paid from sources other than your cash flow from operations, as your disclosure suggests, please revise to add risk factor disclosure regarding the potential dilutive effect of funding distributions from other sources as there would be less capital to invest in properties or advise.

Response: The Company has added the language requested by the Staff.

Appendix A

Prior Performance Tables

2.           Comment: We note your response to our prior comment 5 in which you state that you have not provided Table V because you have not completed or liquidated any programs. Please note that Table V does not solely require disclosure for programs that have been completed or liquidated. Please revise to provide Table V disclosure, including all sales and disposals of property by programs with similar investment objectives within the most recent three years or advise. Please refer to Industry Guide 5 and CF Disclosure

Response: Table V requires the disclosure of “sales or disposals of property by programs with similar investment objectives.” Sales made in connection with prior programs have been sales of residential properties located within California and Nevada by our programs that have the purpose of acquiring one to four unit residential properties in California and Nevada. The Company is engaged in acquiring large residential complexes and commercial properties in Canada, and therefore does not have a similar investment objective as our existing funds. Therefore, disclosure of such prior sales is not required. For the same reason, we have deleted Table VI.

3.           Comment: We note your response to our prior comment 6, in part. Please revise your prior performance Table I to remove the column entitled “Total for All Prior Programs” or advise.

Response: We have made the change requested by the Staff.

The changes reflected in Amendment No. 4 have been made in response to the Staff’s comments and for the purpose of updating and revising certain other information. I hope this response letter and the amendments to the above referenced filing adequately address the issues raised in your comment letter dated November 10, 2016.

If you should require any additional information or clarification, please do not hesitate to contact me at 949-887-8877.

Very truly yours,

/s/ Jeffrey S. Marks

Jeffrey S. Marks